EXHIBIT 99.1

LOCATION BASED TECHNOLOGIES RECEIVES INITIAL
PURCHASE ORDER FOR PETFINDER DEVICES FROM
TAGWORKS

ANAHEIM, Calif., Oct. 2, 2008 --Location Based Technologies, Inc. (OTCBB:LBAS), a leading-edge family service provider of personal and pet locator devices and services, today announced it has signed its first purchase order for $3.7M with TagWorks for PetFinder® devices to be delivered January, 2009.

“By partnering with TagWorks, we secure a distribution relationship with a proven provider of leading edge pet related technology,” said Dave Morse, CEO of Location Based Technologies. “We are committed to bringing the best wireless products and experiences to U.S. customers and truly believe that PetFinder is a breakthrough product that will change the way families stay connected with their pets.”

The PocketFinder® and PetFinder family of products uses advanced technology to help families and their pets stay connected. The smallest known single-board GSM/GPS device easily fits onto the pet’s collar and can be accessed via the Internet, cell phone or landline to show its exact location in real time. In addition, the devices include several advanced features, such as allowing users to designate customizable alert areas as electronic “fences” to notify them when a pet leaves or enters a specified area or checking the 30 day history to assess your pets exercise regimen and wanderings.

About TagWorks

TagWorks, LLC was co-founded in 2007 by its Chairman Richard McWilliam, a well-known sport and entertainment industry entrepreneur, who is also Chairman of The Upper Deck Company located in Carlsbad, California. TagWorks, a Tempe, Arizona-based company was established to market innovative pet products based on a patent pending laser kiosk approach that engraves designer pet tags.

About Location Based Technologies

A publicly traded company (OTCBB:LBAS), Location Based Technologies designs and develops leading-edge personal locator devices and services that incorporate patented, proprietary technologies designed to enhance and enrich the lives of families globally. The company is headquartered in Anaheim, Calif. For more information, visit http://www.pocketfinder.com.

This news release contains forward-looking statements that involve risks and uncertainties.  Actual results and outcomes may differ materially from those discussed or anticipated.  For a more detailed discussion of these and associated risks, see the company's most recent document filed with the Securities and Exchange Commission.

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Contacts:
David Morse
Location Based Technologies
(800) 615-0869
dave@pocketfinder.com

Daly-Swartz PR for Location Based Technologies
Jeffrey Swartz, 949-470-0075
jeffreyswartz@dsprel.com

Glenn Busch, CFP
Northstar Investments
Investor Relations
Glenn Busch, Northstar Investments
(714) 310-8641
glenn@pocketfinder.com